Exhibit 99.2
                   Pactiv to Acquire Prairie Packaging, Inc.



    LAKE FOREST, Ill.--(BUSINESS WIRE)--April 12, 2007--Pactiv Corporation (NYSE: PTV) today announced an agreement to acquire the stock of Prairie Packaging, Inc., a leading manufacturer of disposable tableware products. Prairie's 2007 sales are expected to be approximately $500 million, continuing its track record of strong double-digit annual growth. The acquisition is expected to be modestly accretive to earnings per share and free cash flow in 2007 and will be a more significant contributor in 2008. Pactiv anticipates the earnings per share accretion in 2007 will be in a range of $0.02 to $0.04, including estimated annualized synergies of $15 million. The transaction is expected to close in the second quarter and is subject to normal regulatory approvals and customary conditions to closing.

    The purchase price of the acquisition is $1 billion, which represents approximately 7.0 times Prairie's projected 2007 EBITDA of $116 million, plus tax benefits related to the treatment of the transaction as an asset acquisition for tax purposes. The transaction is expected to generate a return well in excess of Pactiv's cost of capital.

    Prairie manufactures a broad range of tableware and foodservice products, including drink cups, portion cups, containers, cutlery, plates, and bowls. The company operates five manufacturing facilities in the United States and employs approximately 1,200 people.

    "Prairie Packaging is one of the premier manufacturers of foodservice and consumer disposable tableware products," said Richard
L. Wambold, chairman and chief executive officer of Pactiv Corporation. "The company has a solid track record of consistent organic sales growth, high margins, and strong cash flow generation. The company also has great people, operates well capitalized, state-of-the-art manufacturing facilities, and has a history of outstanding customer service. The acquisition of Prairie is consistent with our strategy and is right in Pactiv's strike zone. This transaction represents a logical extension of our product offering and is an excellent fit with both of our Foodservice and Consumer segments, our customer base, and Pactiv's "one-face-to-the-customer" operating model," Wambold concluded.

    The North American plastic cup and cutlery market has approximately $3 billion in annual sales, with a projected growth rate of over 5 percent annually through 2010. Both the consumer and foodservice segments of this market are growing strongly.

    Pactiv will hold a conference call on April 12 at 11 a.m. Eastern time to discuss this acquisition. For access to the conference call, please dial 201-689-8560 approximately 5 to 10 minutes before the start time. A replay of the call will be available from approximately 11:30 a.m. Eastern time April 12 to 11:59 p.m. Eastern time May 10. To access the replay, please dial 201-612-7415. The account number is 3055 and the conference ID number is 238286.

    In addition, the conference call will be broadcast on Pactiv's website, www.pactiv.com. To listen to the call, select "investor relations" and then press the live web cast link. Listeners should go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

    The opportunity to listen to the conference call over the Internet also will be available through Viavid's website, located at www.viavid.net. To listen to the conference call, follow the instructions contained in the previous paragraph.

    A replay of the call will be available on both websites through May 10.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as "Prairie's 2007 sales are expected to be approximately $500 million"; "the acquisition is expected to be modestly accretive...more significant contributor in 2008..."; "Pactiv anticipates the earnings per share accretion...synergies of $15 million"; "the transaction is expected to close in the second quarter..."; "the transaction is expected to generate a return well in excess of Pactiv's cost of capital"; and "the North American plastic cup and cutlery market...a projected growth rate of over 5 percent...". A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 54 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2006 sales of $2.9 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv's Hefty(R) brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv's foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.



    CONTACT: Pactiv Corporation
             Investor Relations Contact:
             Christine Hanneman, 847-482-2429
             channeman@pactiv.com
             or
             Media Relations Contact:
             Lisa Foss, 847-482-2704
             lfoss@pactiv.com